Amended and Restated

Schedule B

to the

Sub-Administration and Fund Accounting Agreement

by and between

Green Century Capital Management, Inc.

and

UMB Fund Services, Inc.

SERVICES

Subject to the direction of, and utilizing information provided by GCCM, the Trust, any sub-adviser, and the Trust’s agents, UMBFS will provide the following services:

Sub-Administration

(1) provide office space, facilities, equipment and personnel to carry out its services hereunder;

(2) compile data for and prepare with respect to the Funds timely Notices to the Commission required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR;

(3) prepare the financial statements and other required sections for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act as well as Forms N-CSR, and N-Q;

(4)	Assist in compiling exhibits and disclosures for Form N-CEN and file when approved by the principal officers of the Funds;

(5)	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC;

Each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

•	To comply with all laws, rules and regulations applicable to accessing and using Data;

•	To not extract the Data from the view-only portal;

•	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

•	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

•	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

(6) assist in the preparation, including Edgarization and filing, of all SEC required filings of 1940 Act registered investment management companies;

(7) provide the monthly calculations of the Funds’ and its service providers’ asset based fees;

(8) prepare financial information required in amendments to the Trust’s Registration Statement;

(9) prepare or review amendments to the Trust’s Registration Statement at the direction of GCCM, in each case subject to the review and approval of the Trust’s legal counsel;

(10) compile financial information required for proxy statements;

(11) assist in the acquisition of directors’ and officers’ liability policies and assist in obtaining competitive bids for the same at the request of Green Century Capital;

(12) assist in the maintenance of the Trust’s fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

(13) prepare and/or file all documents to be filed with states identified by Green Century Capital to qualify and maintain the qualification of the Funds’ securities for sale in those states and monitor daily sales activity to ensure compliance;

(14) develop with GCCM and/or legal counsel of the Trust an agenda for each board meeting, coordinate the preparation of customized board reports, including without limitation details of Rule 12b-1 payments, if any, Trust code of ethics compliance and broker commissions, and attend (either in person or by phone) board meetings and prepare minutes;

(15) calculate dividend and capital gains distributions, each subject to review and approval by the Trust and, if requested, its independent accountants;

(16) prepare relevant shareholder tax notifications relating to tax treatment of distributions;

(17) periodically compute total returns and yields in accordance with the requirements of the Commission;

(18) prepare all schedules and provide assistance as required by the independent accountants of the Trust to ensure an efficient and cost-effective audit;

(19) coordinate the assembly of information requested by the Commission examiners and be available to assist with or handle routine Commission examinations or audits;

(20) provide office facilities for examinations or audits;

(21) serve as the Trust’s contact for data reporting services;

(22) compile comparative industry data for use in connection with service provider contract approvals and renewals using information from Lipper Analytical Services, Morningstar or other industry data bases;

(23) periodically analyze fund performance results and sales growth against the industry using Lipper Analytical Services, Morningstar or other industry data bases and benchmark calculations including the Custom Balanced Index, as defined in the Funds’ Prospectus;

(24) maintain and/or coordinate with other service providers the maintenance of the records and other documents related to the services provided by Sub-Administrator hereunder as required under Rule 31a-1(a) and (b) under the 1940 Act;

(25) maintain records to monitor gains and losses from wash sales and the ongoing impact on the tax basis of investments;

(26) with respect to each Fund, review the quarterly compliance report of the Fund’s sub-advisor, and report to the board at its quarterly meetings the results of its review;

(27) at the request of GCCM and upon the approval of Sub-Administrator, which approval will not be unreasonably withheld, generally assist the Trust and the Funds with administrative matters necessitated by any changes to the 1940 Act or any rule or regulation thereunder, including any new provisions, rules or regulations under the 1940 Act (it being understood that Sub-Administrator shall not be required to perform any additional services which would require a significant increase in Sub-Administrator’s time and effort hereunder); and

(28) provide occasional guidance with regard to policy, structure and other issues relating to the Funds.

Fund Accounting

(1)	Cash Processing:

a.	Provide GCCM, the sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

(2)	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by GCCM or sub-adviser(s);

b.

On a day that the Fund is open for business (a “Business Day”), process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from GCCM and/or the Funds’ subadvisors;

c.	On each Business Day, record the prices for every portfolio position using sources approved by the Board;

d.

On each Business Day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.

On each Business Day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each business day;

f.	Provide GCCM with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

(3)	General Ledger Accounting and Reconciliation:

a.

On each Business Day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by GCCM. Account for expenditures and maintain accrual balances at a level of accounting detail specified by GCCM;

b.

Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with UMBFS’s duties hereunder.

(4)	Compute net asset value in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.
b.	Issue daily reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by GCCM.

(5) Assist with the Funds’ annual audit and provide documentation as requested by the Funds’ independent accountants.

The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder.

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule B to the Sub-Administration and Fund Accounting Agreement dated March 2, 2015 and executed by and between Green Century Capital Management, Inc. and UMB Fund Services, Inc., to be effective as of March 31, 2020.

UMB FUND SERVICES, INC.		GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/Maureen Quill/s/	By:	/s/John Nolan/s/

Title:	EVP/Exec Dir Registered Funds	Title:	Senior Vice President

Amended and Restated

Schedule C

to the

Sub- Administration and Fund Accounting Agreement

by and between

Green Century Capital Management, Inc.

and

UMB Fund Services, Inc.

FEES

Annual Net Asset-Based Fees (per portfolio)

• First $250 million in assets	6.0 basis points, plus
• Next $500 million in assets	5.0 basis points, plus
• Over $750 million in assets	4.0 basis points

For more complex or alternative investment funds (long-short, swaps, etc.) add 2 basis points to each breakpoint fee. Master- feeder funds and funds that are hedged (i.e., more than 10%) require customized pricing.

Subject to

Annual Minimum Fee
• Per portfolio – first two portfolios	$65,000
• Each additional portfolio	$60,000
Whether minimum fees apply is determined on a per fund basis.

Multi-Class Fee
Per class, per month	$1,250

Multi-Manager Fee
• Per manager, per year – first two managers	$15,000
• Each additional manager, per year	$12,000

N-PORT and N-CEN Service Fees
• Annual fee per fund [1]
• Equity fund	$7,500
• Fixed-income fund	$10,000
• Complex fund – derivative, private equity or hedge fund of funds	$12,000
• Annual fee per feeder fund / Cayman entity	$2,000
• Annual data feeds from third party – out-of-pocket estimates [2]

• Security master, per fund (required)	$1,400
• Risk data (if applicable) 3,5	$1,400
• N-PORT liquidity monthly bucketing (optional) [4,5]
• Up to 250 holdings	$100 per month
• 251-1,000 holdings	$125 per month
• Over 1,000 holdings	$150 per month

[1]	An additional fee may apply for funds with more than 1,000 holdings.
[2]	Per-service fees are subject to increase by vendor. Such increases will be applied when effective.
[3]	Applies to funds with at least 25% of net asset value in debt instruments or derivatives.
[4]	Bucketing not required for registered closed-end funds.
[5]

Fee does not apply if advisor chooses not to use the third-party vendor to provide the data; however, advisor must provide fund holdings data in UMB’s required format by the 7th business day of each month.

CCO Support Services
Annual fee per fund family	$3,000

Special Projects and Services	$175/hour

Out-of-Pocket Expenses and Other Related Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); photocopying; binders; dividers; color copies; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with current pricing schedule. Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems. Other expenses will be charged in accordance with the UMBFS’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to CCH, NASDAQ and IDC pricing and other security information services).

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of this Agreement and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Optional Services Online Board Books	One-time implementation/ training fee	Annual fee
• Board online license plus 1 committee	$500	$1,000
• Additional online committee license (per committee)	$100	$350
• Online user license (per user)	$250	$600
• Offline user license (per user)	$200	$600

Mutual Fund Blue Sky Compliance

Notice Filings

Permit Fee	Waived

Includes:

•	Filing all initial and renewal notice applications

•	Filing amendment applications to increase offering amounts

•

Filing amendment applications to reflect changes in fund names or addresses; to merge or terminate funds; to remove classes, portfolios or prospectuses; to change fiscal year-ends; or to change distributors

•	Filing of definitive prospectus and statement of additional information, annual report, post-effective amendment and supplements to the states that still require the filing of such documents

•	Filing of claims of exemption

•	Daily sales monitoring

•	Manual entry of sales amounts for transfer agents that do not provide an electronic interface

•	Ongoing analysis to manage offering amounts

Other Fees and Expenses

Research	$175 per hour

Includes determining availability of exemptions and research on other Blue Sky issues; done only upon request or with prior approval of client.

Interface/Conversion Fee	TBD

Includes programming fees to convert both Blue Sky sales data and permit information, and design of an interface with transfer agent and/or broker dealers to download sales nightly, at rate established by software vendor.

Customized Report Fees

No charge, typically. Reports requiring an unusually large amount of programming time may require the payment of programming fees not to exceed $150 per hour. Programming fees will not be incurred without prior approval of client.

Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, express delivery and expenses, including but not limited to attorney’s fees incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of this Agreement and the corresponding date each year thereafter. Any funds added to this agreement after the effective date will be subject to an annual CPI escalation one year following such fund’s(s’) commencement of operations. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule C to the Sub-Administration and Fund Accounting Agreement dated March 2, 2015 and executed by and between Green Century Capital Management, Inc. and UMB Fund Services, Inc., to be effective as of March 31, 2020.

UMB FUND SERVICES, INC.		GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Maureen Quill/s/	By:	/s/ John Nolan /s/

Title:	EVP/Exec Dir Registered Funds	Title:	Senior Vice President